Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Jay Brown, CFO
Fiona McKone, VP—Finance Crown Castle International Corp. 713-570-3050

CROWN CASTLE ANNOUNCES

PROPOSED NEW CREDIT FACILITY

January 10, 2012 – HOUSTON, TX – Crown Castle International Corp. (NYSE: CCI) announced today that its subsidiary, Crown Castle Operating Company (“CCOC”), is seeking to refinance its existing credit facility with a new $3.1 billion senior credit facility (“New Facility”). The New Facility is expected to consist of a $1.0 billion Senior Secured Revolving Credit Facility (“Revolver”) maturing five years after the facility’s closing date, a $500 million Delayed-Draw Senior Secured Term Loan A Facility (“Term Loan A”) maturing five years after the facility’s closing date, and a $1.6 billion Senior Secured Term Loan B Facility (“Term Loan B”) maturing seven years after the facility’s closing date. CCOC expects the Term Loan B to be fully drawn at closing and the Revolver and the Term Loan A to remain undrawn at closing. The Term Loan A may be drawn in a single drawing on or after the closing of the New Facility but on or prior to April 1, 2012.

CCOC is in the process of seeking commitments from a group of lenders for the New Facility. The New Facility is subject to negotiation, execution and delivery of definitive loan documentation and various customary closing conditions.

The proceeds of the loans under the New Facility are expected to be used in part to repay CCOC’s existing revolving credit facility (under which $251 million is currently outstanding), to repay CCOC’s existing term loan facility (under which $619 million is currently outstanding), and to fund CCOC’s expected acquisition of NextG Networks for approximately $1 billion (previously announced on December 16, 2011). The balance of the proceeds will be available for general corporate purposes, including acquisitions permitted under the terms of the New Facility and purchases of shares of common stock of Crown Castle. CCOC anticipates the New Facility to be in place before the end of the first quarter of 2012.

News Release Continued:

About Crown Castle

Crown Castle owns, operates, and leases towers and other infrastructure for wireless communications. Crown Castle offers significant wireless communications coverage to 92 of the top 100 US markets and to substantially all of the Australian population. Crown Castle owns, operates and manages over 22,000 and approximately 1,600 wireless communication sites in the US and Australia, respectively. For more information on Crown Castle, please visit www.crowncastle.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on our management’s current expectations. Such statements include, but are not limited to plans, projections and estimates regarding the (i) terms of the proposed credit facilities, including amounts and maturities, (ii) use of proceeds from the proposed credit facilities and (iii) timing, completion, and drawdown dates with respect to the proposed credit facilities. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect Crown Castle’s results is included in our filings with the Securities and Exchange Commission. The term “including,” and any variation thereof, means “including, without limitation.”

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